EXHIBIT 10.1

Boise Cascade, L.L.C.

1111 West Jefferson Street   PO Box 50   Boise, ID 83728

T 208 384 4850   F 208 384 4913

TomStephens@BC.com

W. Thomas Stephens

Chairman & Chief Executive Officer

October 1, 2005

Alexander Toeldte

15 Lammermoor Drive

St. Heliers, Auckland

NEW ZEALAND

Subject:                                                     Offer of Future Employment

Dear Alexander:

In confirmation of our prior discussions, I am pleased to offer you the position of President, Packaging & Newsprint, as of October 1, 2005.  In this position, your direct reports will be Judy Lassa and Bob Strenge.  Also in keeping with our prior discussions, it is my intent to seek the board’s approval to promote you to Executive Vice President, Paper, Packaging & Newsprint, at the regularly scheduled board meeting in October.  In that position, your direct reports will be expanded to also include Miles Hewitt and Bob Tracy.  I have already discussed this possibility with the board and have no reason to believe the board would not approve this promotion.

Here are the details of the offer:

1.               Salary and Bonus.  Your starting annual salary will be $250,000, which will increase to $500,000 upon your promotion to Executive Vice President, Paper, Packaging & Newsprint.  You will be subject to regular performance reviews.  You will be eligible for an annual bonus with a target value of 65% of your base pay.  The bonus metrics will be similar to the bonus metrics that are adopted for the senior Paper, Packaging & Newsprint division managers of the company and may include some individual performance goals that I determine.  Depending on actual company and personal performance, the bonus could range from a zero payout to 2.25 times the target value of 65% of base pay.  Your 2005 bonus (if any) will be prorated based on your entry into the plan on October 1, 2005.

2.               YTO.  You will be eligible for the maximum paid time off (known as Your Time Off, or YTO) available to the company’s salaried employees.  Currently, the maximum paid time off is 31 days annually.

3.               Signing Bonus.  You will receive a bonus of $375,000 upon your acceptance of this position.

4.               Equity Investment and Long-Term Incentive.  You will have the opportunity to purchase a form of equity investment in the organization at a price to be determined.  You will also be eligible to receive long-term incentive grants if and when such grants are authorized.  The form and amount of grant, as well as terms such as vesting and/or performance requirements that apply to the grant, will be determined at the time of grant.

5.               Relocation.  You will be eligible for reimbursement of your relocation expenses in accordance with our employee relocation policy.

6.               Severance.  If you are involuntarily terminated (other than for disciplinary reasons), you will be eligible for severance under the company’s Severance Pay Policy for Executive Officers, which provides for one year of severance.  You are also eligible for a severance agreement in the form attached.  This agreement provides that if you are involuntary terminated or if you terminate your employment for “good reason,” you will receive two years of severance, among other benefits.

7.               Other Benefits.  You are also eligible for the standard benefits offered to officers.  Currently, these benefits include an annual financial counseling allowance of $5,000; supplemental healthcare benefits in addition to participation in the company’s standard healthcare plan; and participation in the company’s 401(k) and deferred compensation plans.  More information regarding these benefits will be provided at a later date.

Because of the terms of your visa, we understand you are not able to begin work in your new role until October 1, 2005.  In the meantime, we look forward to your response to this offer.

Very truly yours,

/s/ Tom Stephens

Tom Stephens

WTS/cw

Enclosure